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                      Securities Exchange Act of 1934 -- Form 8-K
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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                           Date of Report :
                            July 31, 1996
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                   CBL & ASSOCIATES PROPERTIES, INC.
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        (Exact name of registrant as specified in its charter)


    Deleware                1-12494                62-1545718
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 (State or other          (Commission            (IRS Employer
 jurisdiction of          File Number)           Identification
 incorporation)                                      Number)



     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                (Address of principal executive offices)



           Registrant's telephone number, including area code:
                         (423) 855-0001
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                  CBL & ASSOCIATES PROPERTIES, INC.

                       Conference Call Outline
                            July 31, 1996
                              10:00 a.m.



Good morning. We appreciate your participation in our conference call to discuss results for the second quarter and first six months of 1996.


REVENUE AND EXPENSE SOURCES

We would first like to discuss the reasons for our increased funds from operations for the first six months of 1996. Our FFO increased by 23.7% due to:


1. The five new shopping centers opened in the last eighteen months;
2. Improved operations from our existing centers including percentage and other rents and;
3. The two properties acquired on March 31, 1995.


Our expenses increased by 9.1% for the first six months of 1996 over the prior year primarily as a result of an increase in reimbursable expenses associated with the addition of the seven new development and acquisition properties opened during the last eighteen months. However, our cost recovery ratio increased to 98.4% from 97.2% in 1995.


FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

Our total funds from operations for the first six months on a fully converted basis was $30.1 million, or $1.00 per share. We calculated our FFO in accordance with NAREIT's recommendation concerning finance costs and non-real depreciation. However, we did not include otuparcel sales or straightlined rents in our calculation. Although NAREIT allows us to include these items, we felt we should continue our conservative practice of calculating FFO. Had we included outparcel sales and straightlined rents, our FFO for the first six months would have increased by almost $.19 to $1.19 per share. The gain from the sale of the Lowe's in Benton Harbor, Michigan, however, is not included in any of our FFO or adjusted FFO calculations.

As you can see from our FFO calculation, we have made a line item adjustment for deferred finance costs and non-real estate depreciation. We have also made an adjustment for the depreciation expense from equipment that is leased out to the properties. This non-real estate depreciation is now treated as a property operating expense and has been reclassified in prior-year periods. In the second quarter, this amount was approximately $172,000 and in the first six months it was $349,000. For the calendar year 1996, we expect that the impact from adopting NAREIT's recommendation concerning deferred finance costs and non-real estate depreciation will be $.03 per share.
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DIVIDEND AND PAYOUT RATIO

The board of directors declared a quarterly dividend of $.42 per share for the second quarter, which equates to an annualized dividend of $1.68. Our payout ratio for the first six months was 84% as compared to 84.6% for the first six months of 1995.


CAPITAL STRUCTURE

As of June 30, 1996, our total consolidated and unconsolidated debt was $458.9 million, with a weighted average interest rate of 8.48%. This amount includes all properties under construction. Our debt to total market capitalization ratio was 40.4% based upon our stock price of $22.375 as of June 30, 1996.
Our EBITDA to interest ratio increased to 3.2 for the first six months of 1996 compared to 2.5 for the first six months of 1995. Had we excluded gains on sales of real estate assets from EBITDA, the interest coverage ratio would have increased to 2.8 in 1996 from 2.4 in 1995.

Our total variable rate debt as of June 30, 1996 was $78.7 million, with a weighted average interest rate of 7.09%. Variable rate debt related to our projects under construction accounted for $72.0 million of the total. The interest on this construction debt is being capitalized to the projects. The remaining $6.7 million of variable rate debt was associated with operating properties. With $55.2 million of applied interest rate caps and swaps, we only have $22 million of variable rate debt exposure on our construction properties and $1.5 million of exposure on our operating properties.


CAPITAL EXPENDITURES

Revenue Generating capital expenditures, or tenant allowances for improvements, for the six months ending June 30, 1996 were $1,650,000. These capital expenditures generate a return by increased rents from these tenants over the term of their leases. For the remainder of 1996, we expect that we will spend approximately $2,350,000 in tenant improvements.

Revenue Enhancing capital expenditures, or remodeling and renovation costs, were $168,000 for the first six months. For 1996, we expect to spend approximately $4.5 million remodeling Twin Peaks Mall, Pemberton Square Suburban Plaza.

Revenue Neutral capital expenditures, which are recovered from the tenants, were $85,000 for the first six months.
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SALE OF ASSETS

During the second quarter, we closed on the sale of our free-standing Lowe's Home Improvement Center in Benton Charter Township, Michigan. The center was sold as a tax-free exchange and generated a gain of $2.1 million. We will invest these proceeds in our development program.

This transaction is consistent with our proactive evaluation of the appreciation potential of each property in our portfolio. We will continue with this assessment of our portfolio to maximize the value for our shareholders.

DEVELOPMENTS/ACQUISITIONS - EXTERNAL GROWTH

During the second quarter, we opened the 101,000 square foot Lowe's Home Improvement Center in Adrian, Michigan. Subsequent to the end of the quarter, we opened a 15,000 square foot Just for Feet at Hamilton Place Mall.

Since the end of the first quarter, we have commenced construction on one new mall, two power centers and three community centers totaling 2.7 million square feet. They are: Salem Crossing, a 289,000 square-foot center in Virginia Beach, Virginia scheduled to open in the spring of 1997; a free-standing Hannaford Bros. in Richmond, Virginia scheduled to open in the spring of 1997; Springhust Towne Center, an 808,000 square-foot power center in Louisville, Kentucky scheduled to open in the fall of 1997; Bonita Lakes
Mall, a 696,000 square-foot regional mall in Meridian, Mississippi scheduled to open in October 1997; Cortlandt Town Center, a 766,000 square-foot power center in Cortlandt, New York scheduled to open in the fall of 1997 and Kingston Overlook, a 116,000 square foot center in Knoxville, Tennessee scheduled to open in November 1996.

We also started construction on the addition of a new Dillard's department store store and United Artists' 10-screen cinema to Twin Peaks Mall in Longmont, Colorado as well as the addition of Dillard's to Frontier Mall in Cheyenne, Wyoming. The total cost of the twelve projects we have under construction, including six projects started prior to the second quarter, will be $265 million.

By the end of 1996, we expect to start construction on one new mall and one new community center. These projects total approximately 1.4 million square feet and would represent an additional investment of approximately $100 million.


OCCUPANCY/LEASING - INTERNAL GROWTH

As mentioned in our earnings release, our overall portfolio occupancy increased to 93.0% at June 30, 1996 as compared to 92.3% at June 30, 1995, with the new malls and community centers showing the best increases.

Our newest mall, Oak Hollow Mall in High Point, North Carolina, opened in August 1995. This mall has increased in occupancy from 71.5% at December 31, 1995 to 84.0% at June 30, 1996. We are currently 86.8% leased and committed.

In addition to internal growth from occupancy gains, we have also shown growth through our ability to release existing space at higher rental rates as tenants' leases expire by renewing the lease or re-leasing to a new tenant. During the second quarter, our results from renewal leasing compared to the base and percentage rent previously paid were as follows:

          Prior PSF    New PSF      New PSF    % Change  % Change
             Rent    Rent-Initial  Rent- Avg.   Initial   Average
           ---------- ------------  ----------  --------  --------
Malls         $14.50     $17.06      $17.56     17.70%     21.1%

Associated
 Centers      $12.21     $12.42      $13.28      1.73%      8.8%

Community
 Centers      $ 7.10     $ 6.57      $ 6.61     -7.50%     -6.9%

The reason for the per square foot rental decline of 6.9% in our community centers was that we leased a total of 16,000 square feet to a retailer at below market rents at two of our community centers. Had we excluded these two leases, our community centers would have increased 1.8% on initial rents and 2.5% on average rents.

Another measure of the strength of our portfolio is a comparison of new and renewal leasing rates and square footage to the amount of fallout (tenants vacating) we had for the first six months.

In the mall portfolio, we leased 127,000 square feet at an average rate of $18.24 per square foot compared to 94,000 square feet of fallout at an average rate of $14.19 per square foot.

In the associated centers, we leased 29,000 square feet at an average rate of $13.06 per square foot compared to 10,000 square feet of fallout at an average rate of $10.00 per square foot.


In the community centers, we leased 170,000 square feet at an average rate of $6.63 per square foot compared to 28,000 square feet of fallout at an average rate of $8.22 per square foot.


SALES

Mall shop sales in our stabilized malls, for those tenants who have reported, increased 1.7% on a comparable per square foot basis for the first six months of 1996 as compared to the first half of 1995. Our mall shop sales declined
 .2% in the second quarter. Sales were down in April, up in May and flat in June. We attribute this to the fact that Easter fell during the first quarter of this year as opposed to the second quarter of last year making the comparisions more difficult. We have confidence in the sales generating ability of our portfolio.

Occupancy costs as a percentage of sales at our stabilized malls for the first six months of 1996 remained flat at 13.9% compared to the first six months of 1995. Occupancy costs as a percentage of sales were 12.3% at December 31, 1995. Occupancy costs are generally higher in the first three quarters of the calender year due to the seasonality of retail sales.


RETAIL OUTLOOK

Most major retailers reported sales increases in the first half of 1996. Particularly encouraging was the good performance by specialty apparel retailers. The consolidation by apparel retailers should enhance the profitability of the strong retailers that remain. This trend is also occurring in other retail categories.


The effect of this transition on shopping center owners has varied throughout the different regions of the country. We have experienced fallout like our peers. However, the quality of our portfolio enables us to release this space to more productive retailers.

The shopping center business has always been in a constant state of change and evolution. Today is no different, but we feel confident we can take advantage of the opportunities available to us.

I would like to note that a transcript of my comments will be filed as a form 8-K and available upon request. I would now be happy to answer any questions you may have.
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                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              CBL & ASSOCIATES PROPERTIES, INC.

                                       John N. Foy
                              --------------------------------
                                       John N. Foy
                                 Executive Vice President,
                            Chief Financial Officer and Secretary
                           (Authorized Officer of the Registrant,
                               Principal Financial Officer and
                                 Principal Accounting Officer)


Date: July 31, 1996